Exhibit 4.6

SANGOMA TECHNOLOGIES CORPORATION

Management Information Circular

and

Notice of Special Meeting of Shareholders

To be held on

September 23, 2021

via live audio webcast at 10:30 a.m. (Toronto time)

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	i

SANGOMA TECHNOLOGIES CORPORATION MANAGEMENT INFORMATION CIRCULAR	3

FORWARD LOOKING INFORMATION	3

GENERAL PROXY MATTERS	3

Solicitation of Proxies	3

Virtual Only Meeting	4

Participation at the Meeting	4

Appointment, Time for Deposit and Revocation of Proxies	4

Advice to Beneficial Holders of Common Shares	5

How to Vote	6

Voting Securities and Principal Holders Thereof	9

MATTERS TO BE CONSIDERED AT THE MEETING	10

Approval of Consolidation of Common Shares	10

OTHER INFORMATION	16

Interest of Certain Persons or Companies in Matters to be Acted Upon	16

Interest of Informed Persons in Material Transactions	16

Indebtedness of Directors and Executive Officers	16

Management Contracts	16

Auditor, Transfer Agent and Registrar	17

Other Material Facts	17

Additional Information	17

APPROVAL OF THE DIRECTORS	18

August 25, 2021

Dear Shareholders of Sangoma Technologies Corporation:

The board of directors of Sangoma Technologies Corporation (“Sangoma”) invites you to attend a special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares of Sangoma (“Common Shares”) to be held virtually at 10:30 a.m. (Toronto time) on Thursday, September 23, 2021, via live audio webcast. At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to:

(1)	to approve a special resolution to authorize our board of directors (the “Board”) to determine, in its sole discretion, a consolidation ratio within the range of one of our post-consolidation shares for every two to twenty of our pre-consolidation shares of the same class (the “Consolidation Ratio”), and to effect, at such time as the Board deems appropriate, but in any event no later than one year after the Meeting, a share consolidation (or reverse stock split) of all of our issued and outstanding common shares (“Common Shares”) on the basis of such Consolidation Ratio (the “Share Consolidation”), subject to the Board’s authority to decide not to proceed with the Share Consolidation; and

(2)	to transact such further and other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

To proactively deal with the unprecedented public health impact of the novel coronavirus outbreak, also known as COVID-19, and in an effort to mitigate potential risks to the health and safety of our communities, Shareholders, employees and stakeholders, and consistent with the latest guidance from public health and government authorities, Sangoma is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of Sangoma as well as with other shareholders. Shareholders will not be able to attend the Meeting in person. At the Meeting, you will have the opportunity to ask questions and vote on the aforementioned matters.

We encourage you to participate in the Meeting. Registered Shareholders and duly appointed proxyholders will be able to attend, participate, vote and ask questions at the Meeting online at https://meetnow.global/MZTQ6WD. Non-registered Shareholders (being Shareholders who hold their Common Shares through a securities dealer or broker, bank, trust company or trustee, custodian, nominee or other intermediary) who have not duly appointed themselves as their proxy will be able to attend the Meeting only as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions. You will find important information and detailed instructions about how to participate in the Meeting in the in the accompanying management information circular.

Yours very truly,

(signed) “William Wignall”

President and Chief Executive Officer

Sangoma Technologies Corporation

iii

SANGOMA TECHNOLOGIES CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT a special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Common Shares”) of Sangoma Technologies Corporation (the “Corporation” or “Sangoma”) will be held on Thursday, September 23, 2021 at 10:30 a.m. (Toronto time), via live audio webcast, for the following purposes:

1.	to approve a special resolution to authorize our board of directors (the “Board”) to determine, in its sole discretion, a consolidation ratio within the range of one of our post-consolidation shares for every two to twenty of our pre-consolidation shares of the same class (the “Consolidation Ratio”), and to effect, at such time as the Board deems appropriate, but in any event no later than one year after the Meeting, a share consolidation (or reverse stock split) of all of our issued and outstanding common shares (“Common Shares”) on the basis of such Consolidation Ratio (the “Share Consolidation”), subject to the Board’s authority to decide not to proceed with the Share Consolidation; and

2.	to transact any other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

Specific details of the matters to be put before the Meeting are set forth in the in the accompanying management information circular (“Information Circular”).

The record date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting is August 24, 2021 (the “Record Date”). Only Shareholders whose names have been entered in the registers of Shareholders on the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. To the extent a Shareholder transfers the ownership of any Common Shares after the Record Date and the transferee of those Common Shares establishes ownership of such Common Shares and demands, not later than ten (10) days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.

To proactively deal with the unprecedented public health impact of the novel coronavirus outbreak, also known as COVID-19, and in an effort to mitigate potential risks to the health and safety of our communities, Shareholders, employees and stakeholders, and consistent with the latest guidance from public health and government authorities, the Corporation is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of the Corporation as well as with other shareholders. Shareholders will not be able to attend the Meeting in person. At the Meeting, you will have the opportunity to ask questions and vote on the aforementioned matters.

We encourage you to participate in the Meeting. Registered Shareholders and duly appointed proxyholders will be able to attend, participate, vote and ask questions at the Meeting online at https://meetnow.global/MZTQ6WD. Non-registered Shareholders (being Shareholders who hold their shares through a securities dealer or broker, bank, trust company or trustee, custodian, nominee or other intermediary) who have not duly appointed themselves as their proxy will be able to attend the Meeting only as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions. You will find important information and detailed instructions about how to participate in the Meeting in the Information Circular.

i

A Shareholder may attend the Meeting via live audio webcast or may be represented by proxy. Shareholders who are unable to attend the Meeting via live audio webcast or any adjournment or postponement thereof are requested to date, sign and return the accompanying form of applicable proxy for use at the Meeting or any adjournment or postponement thereof. To be valid, the enclosed form of applicable proxy must be received by the Corporation’s transfer agent and registrar, Computershare Investor Services Inc. (the “Transfer Agent” or “Computershare”) at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 or online at www.investorvote.com or by telephone at 1-866-732-VOTE (8683) (for Shareholders within North America) or 1-312-588-4290 (for Shareholders outside North America), prior to 10:30 a.m. (Toronto time) on September 21, 2021 or any postponement or adjournment thereof, or with the approval of the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof prior to the time of voting.

Registered Shareholders are those persons who are named as owners of Common Shares on the register of Shareholders maintained by the Transfer Agent. A significant number of persons who beneficially own Common Shares hold those Common Shares in a brokerage account or through some other intermediary. In almost all cases, a person whose Common Shares are held through a broker (or other intermediary) will not appear as the registered holder of such Common Shares on the register of Shareholders. Non-registered Shareholders (i.e., persons whose Common Shares are not held in their own name) do not have the same legal rights as registered Shareholders in respect of shareholder meetings (including the right to vote directly at shareholder meetings and to appoint a proxyholder), and non-registered Shareholders will be required to act through the Transfer Agent, or their broker (or other intermediary) in order to have their Common Shares voted at the Meeting. Non-registered Shareholders should refer to the information set out under the heading “General Proxy Matters - Advice to Beneficial Holders of Common Shares” in the Information Circular.

DATED at the City of Markham, Ontario this 25th day of August, 2021.

BY ORDER OF THE BOARD OF DIRECTORS OF SANGOMA TECHNOLOGIES CORPORATION

(signed) “William Wignall”
President and Chief Executive Officer

ii

SANGOMA TECHNOLOGIES CORPORATION

MANAGEMENT INFORMATION CIRCULAR

FORWARD LOOKING INFORMATION

This Information Circular contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities legislation (collectively, “forward-looking statements”) which are based upon the Corporation’s current internal expectations, estimates, projections, assumptions and beliefs. Such statements can be identified by the use of forward-looking terminology such as “expect”, “believe”, “plan”, “project”, “assume”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy. No assurance can be given that the expectations in any forward-looking statement will prove to be correct and, as such, the forward-looking statements included in this Information Circular should not be unduly relied upon.

Forward-looking statements contained in this Information Circular including, but not limited to: the resultant increase to the trading price of the Common Shares from effecting the Share Consolidation (as defined herein); the ancillary benefits of the Share Consolidation; and the receipt of regulatory approval for the Share Consolidation, including the approval of the TSX Venture Exchange (the “TSXV”), include expectations, opinions, forecasts, projections, targets, guidance, or other statements that are not statements of fact. Such forward-looking statements are made as of the date of this Information Circular. Forward-looking statements are based on reasonable assumptions that have been made by the Corporation as at the date of such statements and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results or outcome to be materially different from those expressed or implied by such forward-looking statements, including but not limited to, those factors discussed in the section entitled “Risk Factors” of our Annual Information Form and as described below under “Matters to be Considered at the Meeting – Approval of Consolidation of Common Shares- Risks of the Share Consolidation”.

Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Corporation does not undertake to update any forward-looking statement that is included or incorporated by reference herein, except in accordance with applicable securities laws.

GENERAL PROXY MATTERS

Solicitation of Proxies

This Information Circular is furnished in connection with the solicitation of proxies by the management of Sangoma to be used at the Meeting. Solicitations of proxies will be primarily by mail, but may also be by newspaper publication, in person or by telephone, fax, electronic or oral communication by directors, officers, employees or agents of Sangoma who will not be specifically remunerated therefor. All costs of the solicitation for the Meeting will be borne by Sangoma.

In accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with brokerage houses and other brokers, securities dealers, banks, trust companies and administrators of self-administered registered retirement savings plans, registered retirement income funds, registered retirement education savings plans, tax free savings accounts and similar plans (collectively, “Intermediaries”), clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to certain beneficial owners of the Common Shares held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will also be borne by Sangoma. See “Advice to Beneficial Holders of Common Shares”.

Virtual Only Meeting

Out of an abundance of caution, in light of the current COVID-19 public health emergency and to protect the Corporation’s employees, Shareholders and other stakeholders, and consistent with the latest guidance from public health and government authorities, the Corporation is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of the Corporation as well as with other Shareholders.

Participation at the Meeting

Registered Shareholders and duly appointed proxyholders who participate in the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all of the requirements set out in the sections below entitled “How to Vote” and “Attendance and Participation in the Meeting”. Non-registered Shareholders who have not duly appointed themselves as their proxies may still attend the Meeting as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions at the Meeting. See the sections below entitled “How to Vote” and “Attendance and Participation in the Meeting” below.

Appointment, Time for Deposit and Revocation of Proxies

Each of the persons named in the enclosed form of proxy is an officer of the Corporation. A Shareholder desiring to appoint some other person (who need not be a Shareholder) to attend and act for him, her or it at the Meeting may do so either by inserting such person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such Shareholder must also register such proxyholder once he, she or it has submitted a form of proxy. Failure to register the proxyholder will result in the proxyholder not receiving an Invitation Code to participate in the Meeting. To register a proxyholder, Shareholders MUST visit https://www.computershare.com/Sangoma by September 21, 2021, at 10:30 a.m. (Toronto time) and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with an Invitation Code via email. If a Shareholder wishes to vote by proxy, the proxy to be used at the Meeting must be delivered to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (fax: +1-866-249-7775 within North America or +1-416-263-9524 from all other countries). A proxy should be executed by the Shareholder or his or her attorney in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Proxies to be used at the Meeting must be delivered to Computershare Investor Services Inc. so as to be received no later than 10:30 a.m. (Toronto time) on Tuesday, September 21, 2021 (or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting) or delivered to the Chairman of the Meeting via email at investorrelations@sangoma.com at least 24 hours prior to the commencement of the Meeting, or any adjournment thereof, in order for the proxy to be voted. As an alternative to completing and submitting a proxy for use at the Meeting, a Shareholder may vote electronically on the internet at www.investorvote.com or by telephone by contacting Computershare Investor Services Inc. at +1-866-732-8683. Votes cast electronically or by telephone are in all respects equivalent to, and will be treated in the same manner as, votes cast via a paper form of proxy. Shareholders who wish to vote using internet or by telephone should follow the instructions provided in the enclosed form of proxy. Votes cast electronically or by telephone must be submitted no later than 10:30 a.m. (Toronto time) on Tuesday, September 21, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays, before any adjournment or postponement of the Meeting.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many Shareholders as a substantial number of Shareholders do not hold Common Shares in their own name and thus are considered non-registered beneficial Shareholders. Only registered holders of Common Shares or the persons they appoint as their proxyholder are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a person (a “Beneficial Holder”) are registered either: (i) in the name of an Intermediary that the Beneficial Holder deals with in respect of the Common Shares, or (ii) in the name of a clearing agency (such as the Canadian Depository for Securities Limited) of which the Intermediary is a participant. Beneficial Holders should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. In accordance with the requirements of the Canadian Securities Administrators, the Corporation will have distributed copies of the Notice of Meeting, this Information Circular and the enclosed form of proxy to the clearing agencies and Intermediaries for onward distribution to Beneficial Holders. If you are a Beneficial Holder, your Intermediary will be the entity legally entitled to vote your Common Shares at the Meeting. Common Shares held by an Intermediary can only be voted upon the instructions of the Beneficial Holder. Without specific instructions, Intermediaries are prohibited from voting Common Shares. Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Holders in advance of the Meeting. Often, the form of proxy supplied to a Beneficial Holder by its Intermediary is identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Holder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a scannable voting instruction form in lieu of the form of proxy. The Beneficial Holder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Alternatively, the Beneficial Holder may call a toll-free telephone number or access the internet to provide instructions regarding the voting of Common Shares held by such Beneficial Holder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Holder receiving a voting instruction form cannot use that voting instruction form to vote Common Shares directly at the Meeting, as the voting instruction form must be returned as directed by Broadridge well in advance of the Meeting in order to have such Common Shares voted.

Beneficial Holders should ensure that instructions respecting the voting of their Common Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary or Broadridge, as applicable. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Holders in order to ensure that their Common Shares are voted at the Meeting.

Although a Beneficial Holder may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of their Intermediary, a Beneficial Holder may attend the Meeting as proxyholder for the Intermediary and vote the Common Shares in that capacity. Beneficial Holders who wish to attend the Meeting and indirectly vote their Common Shares as a proxyholder, should enter their own names in the blank space on the form of proxy or voting instruction form provided to them by their Intermediary and/or Broadridge, as applicable, and return the same in accordance with the instructions provided by their Intermediary and/or Broadridge, as applicable, well in advance of the Meeting. In addition, such Beneficial Holders must register himself, herself or itself as a proxyholder once he, she or it has submitted a proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving an Invitation Code to participate in the meeting. To register a proxyholder, the Beneficial Holder MUST visit https://www.computershare.com/Sangoma by 10:30 a.m. (Toronto time) on Tuesday, September 21, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with an Invitation Code via email.

In any case, the purpose of the above noted procedures is to permit Beneficial Holders to direct the voting of the Common Shares which they beneficially own. Beneficial Holders should carefully follow the instructions and procedures of their Intermediary or Broadridge, as applicable, including those regarding when and where the form of proxy or voting instruction form is to be delivered.

Pursuant to NI 54-101, the Corporation is distributing copies of proxy-related materials in connection with the Meeting directly to non-objecting beneficial owners of Common Shares and the Corporation intends to pay for delivery to objecting beneficial owners. The Corporation is not relying on the notice-and-access delivery procedures set out in NI 54-101 to distribute copies of proxy-related materials in connection with the Meeting.

How to Vote

Shareholders may vote by proxy before the Meeting or vote at the Meeting, as described below:

Voting by proxy before the Meeting

You may vote before the Meeting by completing your form of proxy or voting instruction form in accordance with the instructions provided therein. Beneficial Holders should also carefully follow all instructions provided by their Intermediaries or Broadridge to ensure that their Common Shares are voted at the Meeting. Voting by proxy is the easiest way to vote. It means you are giving someone else the authority to attend the Meeting and vote on your behalf.

The Corporation’s proxyholders named in the enclosed form of proxy will vote the Common Shares in respect of which they are appointed as proxies in accordance with your instructions, including on any ballot at the Meeting. If there are changes to the items of business or new items properly come before the Meeting, a proxyholder can vote as he or she sees fit.

You can appoint someone else to be your proxy. This person does not need to be a Shareholder. See the section below entitled “Appointment of a Third Party as Proxy”.

There are three ways for registered Shareholders to vote by proxy before the Meeting:

(a) Telephone voting - You may vote by calling the toll-free telephone number 1-866-732- VOTE (8683). You will be prompted to provide your control number printed on the form of proxy. If you vote by telephone, you may not appoint a person as your proxy other than the Sangoma proxyholders named in the form of proxy or voting instruction form. Please follow the voice prompts that allow you to vote your Common Shares and confirm that your instructions have been properly recorded.

(b) Internet voting - You may vote by logging on to the website indicated on the form of proxy (www.investorvote.com). Please follow the website prompts that allow you to vote your Common Shares and confirm that your instructions have been properly recorded.

(c) Return your form of proxy by mail - You may vote by completing, signing and returning the form of proxy in the postage-paid envelope provided.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by Computershare (100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, fax: +1-866- 249-7775 within North America or +1-416-263-9524 from all other countries) no later than 10:30 a.m. (Toronto time) on Tuesday, September 21, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting. Your Common Shares will be voted in accordance with your instructions as indicated on the proxy.

The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice.

Beneficial Holders will receive a Notice of Meeting and notice of availability of proxy materials and voting instruction form indirectly through their Intermediary or Broadridge. The Notice of Meeting and notice of availability of proxy materials contains instructions on how to access our proxy materials and return your voting instructions. You should follow the voting instructions of your Intermediary or Broadridge. Intermediaries or Broadridge may set deadlines for voting that are further in advance of the Meeting than those set out in this Information Circular. You should contact your Intermediary or Broadridge for further details.

Voting at the Meeting

A registered Shareholder or a Beneficial Holder who has appointed themselves or a third-party proxyholder to represent them at the Meeting, will appear on a list of Shareholders prepared by Computershare, the transfer agent and registrar for the meeting. To have their Common Shares voted at the Meeting, each registered Shareholder or proxyholder will be required to enter their control number or Invitation Code, as applicable, provided by Computershare at https://meetnow.global/MZTQ6WD prior to the start of the meeting. In order to vote, Beneficial Holders who appoint themselves as a proxyholder MUST register with Computershare at https://www.computershare.com/Sangoma after submitting their voting instruction form in order to receive an Invitation Code (please see the information under the heading below entitled “Appointment of a Third Party as Proxy” and “Attendance and Participation at the Meeting”).

It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting.

Appointment of a Third Party as Proxy

The following applies to Shareholders who wish to appoint someone as their proxy other than the Sangoma proxyholders named in the form of proxy or voting instruction form. This includes Beneficial Holders who wish to appoint themselves as their proxy to attend, participate, vote or ask questions at the Meeting. Shareholders who wish to appoint someone other than the Sangoma proxyholders as their proxy to attend the Meeting as their proxy and vote their Common Shares MUST submit their form of proxy or voting instruction form, as applicable, appointing that person as their proxy AND register that proxyholder online, as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your form of proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a Control Number that is required to vote at the Meeting.

•	Step 1: Submit your proxy or voting instruction form: To appoint someone other than the Sangoma proxyholders as your proxy, insert that person’s name in the blank space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting such form of proxy or voting instruction form. This must be completed before registering such proxyholder, which is an additional step to be completed once you have submitted your form of proxy or voting instruction form. If you are a Beneficial Holder and wish to vote at the Meeting, you have to insert your own name in the space provided on the voting instruction form sent to you by your Intermediary or Broadridge, follow all of the applicable instructions provided by your Intermediary or Broadridge AND register yourself as your proxy, as described below. By doing so, you are instructing your Intermediary or Broadridge to appoint you as your proxy. It is important that you comply with the signature and return instructions provided to you by your Intermediary or Broadridge. See the section below entitled “Attendance and Participation in the Meeting”.

If you are Beneficial Holder located in the United States and wish to vote at the Meeting or, if permitted, appoint a third party as your proxy, in addition to the steps described below in the section entitled “Attendance and Participation in the Meeting”, you must obtain a valid legal proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the legal proxy form and the voting information form sent to you, or contact your Intermediary to request a legal proxy form or a legal proxy if you have not received one. After obtaining a valid legal proxy from your broker, bank or other agent, you must then submit such legal proxy to Computershare. Requests for registration from Beneficial Holders located in the United States that wish to vote at the Meeting or, if permitted, appoint a third party as their proxy must be sent by e-mail to uslegalproxy@computershare.com or by courier to: Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1, and in both cases, must be labelled “Legal Proxy” and received no later than 10:30 a.m. (Toronto time) on Tuesday, September 21, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting. You will receive a confirmation of your registration by email after we receive your registration materials.

Step 2: Register your proxyholder: To register a third party proxyholder, Shareholders must visit https://www.computershare.com/Sangoma by 10:30 a.m. (Toronto time) on Tuesday, September 21, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with an Invitation Code via email. Without an Invitation Code, proxyholders will not be able to vote or ask questions at the Meeting but will be able to attend as a guest.

Attendance and Participation in the Meeting

The Corporation is holding the Meeting in a virtual only format, which will be conducted via live audio webcast. Shareholders will not be able to attend the Meeting in person. Attending the Meeting online enables registered Shareholders and duly appointed proxyholders, including Beneficial Holders who have duly appointed themselves as their proxy, to participate in the Meeting and ask questions, all in real time. Registered Shareholders and duly appointed proxyholders can vote at the appropriate times during the Meeting. Guests, including Beneficial Holders who have not duly appointed themselves as their proxy, can log in to the Meeting as set out below. Guests can listen to the Meeting but are not able to vote or ask questions.

• Log in online at https://meetnow.global/MZTQ6WD. We recommend that you log in at least one hour before the Meeting starts.

• Click “Shareholder” and then enter your control number or an Invitation Code.

OR

• Click “Guest” and then complete the online form.

Registered Shareholders: The 15-digit control number located on the form of proxy or in the email notification you received is your control number. If you are using a 15-digit control number to login to the online meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you can only enter the meeting as a guest.

Duly appointed proxyholders: Computershare will provide the proxyholder with an Invitation Code by e-mail after the proxy voting deadline has passed and the proxyholder has been duly appointed AND registered as described in “Appointment of a Third Party as Proxy” above.

If you attend the Meeting online, it is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure.

Revocation of Proxy

If you are a registered Shareholder, you may change a vote you made by proxy by voting again by any of the means, and by the deadlines, described in the section above entitled “Voting by proxy before the Meeting”. Your new instructions will revoke your earlier instructions.

If you are a registered Shareholder and you voted by proxy, you can revoke your voting instructions at any time up to and including the last business day preceding the day of the Meeting or any adjournment by (i) sending a notice in writing (from you or a person authorized to sign on your behalf) to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1; or (ii) any other manner permitted by law.

If you have followed the process for attending and voting at the Meeting online, voting at the Meeting online will revoke your previous proxy.

If you are a Beneficial Holder, contact your Intermediary or Broadridge to find out how to change or revoke your voting instructions and the timing requirements, or for other voting questions. Intermediaries may set deadlines for the receipt of revocation notices that are farther in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the proxy card or voting instruction form to ensure it is given effect at the Meeting.

Voting Deadline

If voting by proxy, your proxy must be received by Computershare (Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1) no later than 10:30 a.m. (Toronto time) on Tuesday, September 21, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting.

The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice. The Corporation reminds Shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

Voting Questions

Registered Shareholders may contact the Transfer Agent, at 1-800 564 6253 (toll free in North America) or +1 (514) 982 7555 (outside North America), for any voting questions.

Voting Securities and Principal Holders Thereof

The Corporation is authorized to issue an unlimited number of Common Shares, of which 133,151,508 Common Shares were issued and outstanding as at August 24, 2021. Each Common Share entitles the holder thereof to one vote for each matter voted at the Meeting.

Two Shareholders present in person or represented by proxy constitute a quorum for the Meeting. Each Common Share is entitled to one vote on each matter to be voted upon at the Meeting.

In accordance with the provisions of the Business Corporations Act (Ontario) (“OBCA”), the Corporation will prepare a list of the Shareholders on the Record Date. Each Shareholder named in the list will be entitled to vote the Common Shares shown opposite his, her or its name on the list. To the knowledge of the directors and senior officers of the Corporation, and based upon the Corporation’s review of the records maintained by the Transfer Agent and insider reports filed with the System for Electronic Disclosure by Insiders, as at the Record Date, the only person who beneficially owns, directly or indirectly, or exercises control or direction over voting securities of the Corporation carrying more than 10% of the voting rights of the total issued and outstanding Common Shares is Star2Star Holdings, LLC (which is controlled by Norman A. Worthington, III, the Chairman and Chief Executive Officer of Star2Star Holdings, LLC) which beneficially owns directly 15,142,778 Common Shares, representing approximately 11.37% of the total number of Common Shares outstanding as at August 24, 2021.

MATTERS TO BE CONSIDERED AT THE MEETING

Approval of Consolidation of Common Shares

At the Meeting, Shareholders will be asked to consider and approve a special resolution to authorize the Board to determine, in its sole discretion, a consolidation ratio within the range of one post-consolidation share of Sangoma for every two to twenty pre-consolidation shares of Sangoma of the same class (the “Consolidation Ratio”), and to effect, at such time as the Board deems appropriate, but in any event no later than one year after the Meeting, a share consolidation (or reverse stock split) of all of the issued and outstanding Common Shares on the basis of such Consolidation Ratio (the “Share Consolidation”), subject to the Board’s authority to decide not to proceed with the Share Consolidation.

The full text of the special resolution to be considered and if thought advisable, passed, by the Shareholders is set forth below (the “Consolidation Resolution”). See “Approval of Share Consolidation” below.

BACKGROUND FOR SHARE CONSOLIDATION

The Corporation’s management team has been studying the potential benefits of an additional listing on a U.S. stock exchange. Based on the Corporation’s stage of development, certain developments in its industry, its observations regarding the market for its peers whose securities are listed on a U.S. stock exchanges, and also from discussions with both U.S.-based investment banks and other advisers, the Corporation believes that there may be potential benefits of a listing on a U.S. stock exchange, including:

•     a significantly larger pool of available capital;

•     a greater average daily trading volume;

•     a greater number of U.S. retail and institutional investors; and

•     a potential increase in market valuation.

In addition, pursuant to a covenant given by Sangoma to Star2Star Holdings, LLC and Blue Face Holdings Limited (collectively, the “Sellers”) in connection with Sangoma’s acquisition of all of the shares of StarBlue Inc. on March 31, 2021, Sangoma is required to evaluate the financial and other quantitative listing requirements for a U.S. national securities exchange, and to explore and take, over a 12-month period following closing on March 31, 2020, such actions as the Board shall reasonably authorize in contemplation of the potential quotation or listing, as applicable, of Sangoma’s Common Shares on a U.S. national securities exchange. After such period, the Board is required to evaluate and determine, in its good faith judgment exercising its business judgment, whether it is in the best interests of Sangoma’s stockholders to secure the quotation or listing, as applicable, of its Common Shares on a U.S. national securities exchange, and if the Board determines that such quotation or listing is so advisable, then Sangoma is required to use its commercially reasonable efforts to secure the quotation or listing, as applicable, of its Common Shares on such an exchange. Also, in the event such a U.S. listing is not obtained within eighteen (18) months following closing, then the Sellers’ Board appointment right shall be deemed to be revised such that Sellers’ representative (on behalf of the Sellers) will have the right to designate three (3) nominees to the Board (instead of two (2) nominees currently).

The Corporation must satisfy a variety of requirements to be accepted for listing on certain U.S. stock exchanges, including the requirement that the listed securities maintain a minimum per-share trading price for a specific period of time. The Corporation is contemplating the Share Consolidation in order to satisfy this requirement.

The Board believes that a range of permitted Share Consolidation ratios will provide it with the flexibility to implement the Share Consolidation in a manner designed to optimize its anticipated benefits of the Share Consolidation and those of the Shareholders. In determining which precise Consolidation Ratio within the range of ratios to implement, if any, following the receipt of approval by the Shareholders, the Board may consider, among other things, factors such as:

•	the historical trading prices and trading volume of the Common Shares;

•	the then prevailing trading price and trading volume of the Common Shares and the anticipated impact of the Share Consolidation on the trading of the Common Shares;

•	threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in the Common Shares;

•	minimum listing requirements of certain U.S. stock exchanges; and

•	prevailing general market and economic conditions and outlook for the trading of the Common Shares.

Sangoma also anticipates that the Share Consolidation may result in certain additional ancillary benefits. Achieving a higher market price for the Common Shares through the Share Consolidation could enhance the Corporation’s comparability against its peers on per share metrics, as well as minimizing price volatility of the Common Shares. The Share Consolidation could also attract investors whose internal investment policies prohibit or discourage them from purchasing stocks trading below a certain minimum price. The Share Consolidation may also increase analysts and brokers interest as policies governing analysts and brokers may discourage following or recommending companies with lower stock prices. In addition, brokerage houses and institutional investors may have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers, in part because processing of trades in lower-priced stocks may be economically unattractive.

REGULATORY APPROVALS

The Share Consolidation is subject to regulatory approval, including approval of the TSXV, or such other Canadian exchange as the Common Shares may then be listed, at the time of the proposed consolidation. Pursuant to Policy 5.8 - Issuer Names, Issuer Name Changes, Share Consolidations and Splits of the TSXV, the TSXV requires, among other things, that the Corporation meets the continued listing requirements contained in Policy 2.5 - Continued Listing Requirements and Inter-Tier Movement of the TSXV. The Share Consolidation is not expected to adversely impact the Corporation’s ability to meet the continued listing requirements of TSXV.

If the Share Consolidation Resolution is approved, the Board will determine when and if the articles of amendment giving effect to the Share Consolidation would be filed, if at all, and shall determine the share Consolidation Ratio. No further action on the part of Shareholders would be required in order for the Board to implement the Share Consolidation.

ADDITIONAL CONSIDERATIONS FOR HOLDERS OF COMMON SHARES

Listing of Common Shares

Following the completion of the Share Consolidation, the Common Shares will continue to be listed on the TSXV under the symbol “STC”. Pre-consolidation voting rights and other rights of the Shareholders will not be affected by the Share Consolidation, other than as a result of the disposition of fractional shares.

No Fractional Common Shares

No fractional Common Shares will be issued in connection with the Share Consolidation. In the event that a Shareholder would otherwise be entitled to receive a fractional Common Share upon such Share Consolidation, the number of Common Shares to be received by such holder will be rounded down to the nearest whole Common Share.

Adjustment of Other Securities

The exercise or conversion price and/or the number of Common Shares issuable under any outstanding options to acquire Common Shares or other convertible or exchangeable securities of the Corporation will be proportionately adjusted upon the implementation of the Share Consolidation.

Effecting the Share Consolidation

If the proposed Share Consolidation is approved by the Shareholders and all regulatory requirements are complied with, including the approval of the TSXV, or such other Canadian exchange as the Common Shares may then be listed, and implemented by resolution of the Board, following Sangoma’s announcement of the effective date of the Share Consolidation and the determination by the Board of the precise Consolidation Ratio, registered Shareholders will be sent a letter of transmittal by its transfer agent, Computershare, containing instructions on how to exchange their share certificates representing pre-consolidation Common Shares for new share certificates or, alternatively, receive a Direct Registration System “DRS”), representing post-consolidation Common Shares. The DRS is an electronic registration system which allows Shareholders to hold Common Shares in their name in book-based form, as evidenced by a DRS Statement, rather than a physical share certificate. Non-registered Shareholders who hold their Common Shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Share Consolidation than those that Sangoma may put in place for the registered Shareholders. If you are a non-registered Shareholder and hold your Common Shares with such a bank, broker or other nominee and if you have any questions in this regard, you are encouraged to contact your nominee.

Until surrendered, each share certificate representing old pre-consolidation Common Shares will be deemed for all purposes to represent the number of whole post-consolidation Common Shares to which the holder is entitled as a result of the Share Consolidation. Until registered Shareholders have returned their properly completed and duly executed letter of transmittal and surrendered their old share certificate(s) for exchange, registered Shareholders will not be entitled to receive any distributions, if any, that may be declared and payable to holders of record following the Share Consolidation.

Any registered Shareholder whose old certificate(s) have been lost, destroyed or stolen will be entitled to a replacement share certificate only after complying with the requirements that the Corporation and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.

The method chosen for delivery of share certificates and letters of transmittal to the Transfer Agent is the responsibility of the registered Shareholder and neither the Transfer Agent nor the Corporation will have any liability in respect of share certificates and/or letters of transmittal which are not actually received by the Transfer Agent.

Shareholders should not destroy any certificate(s) representing their Common Shares and should not submit any share certificate(s) until requested to do so.

Although approval for the Share Consolidation is being sought at the Meeting, the Share Consolidation, if approved by the Shareholders, will not become effective until the Board determines the precise Consolidation Ratio and the effective date of the Share Consolidation, and passes a resolution approving the Share Consolidation on that basis.

To be effective, the OBCA requires that the Consolidation Resolution be approved by a special resolution of the Shareholders, being a majority of not less than two-thirds (2/3) of the votes cast by Shareholders that are present in person or represented by proxy at the Meeting. In addition to the approval of the shareholders, the Share Consolidation requires the approval of the TSXV.

Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable as of the date hereof to a beneficial owner of Common Shares whose Common Shares are consolidated pursuant to the Share Consolidation and who, for the purposes of the Tax Act and at all relevant times: (a) deals at arm’s length with Sangoma; (b) is not affiliated with Sangoma; and (c) holds such Common Shares as capital property (a “Holder”). Generally, the Common Shares will be considered to be capital property to a Holder provided that the Holder does not hold such shares in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have their Common Shares and every other “Canadian security” (as defined in the Tax Act) owned by such holders in the taxation year of the election and all subsequent taxation years treated as capital property. Such holders should consult their own tax advisors regarding the availability and the advisability of such election in their particular circumstances.

This summary does not discuss all of the tax considerations applicable to a Holder who acquired Common Shares pursuant to an employment compensation plan. Such Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by it prior to the date hereof. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, or changes in the CRA’s administrative policies and assessing practices, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. This summary assumes that the Proposed Amendments will be enacted as currently proposed, although no assurance can be given that the Proposed Amendments will be enacted in their current form or at all. There can be no assurance that the CRA will not change its administrative policies or assessing practices.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. Accordingly, Holders should obtain independent advice regarding the income tax consequences of the consolidation of the Common Shares pursuant to the Share Consolidation, with reference to the Holder’s particular circumstances.

No disposition or acquisition of Common Shares should occur for purposes of the Tax Act solely as a result of the Share Consolidation and accordingly, Holders should not realize a capital gain or loss as a result of the Share Consolidation. The aggregate adjusted cost base of the Common Shares held by a Holder immediately after the Share Consolidation should be the same as the aggregate adjusted cost base of the Common Shares held by that Holder immediately before the Share Consolidation.

Certain U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain U.S. federal income tax consequences of the proposed Share Consolidation that may be relevant to holders of Common Shares that hold such shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. Sangoma will not request any rulings from the Internal Revenue Service on the tax consequences described below. The Internal Revenue Service or a U.S. court might reach a contrary conclusion with respect to the issues addressed herein if the matter were contested. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

(i)	banks, insurance companies or other financial institutions;

(ii)	tax-exempt organizations;

(iii)	retirement plans, individual plans, individual retirement accounts and tax-deferred accounts;

(iv)	dealers in securities, currency or commodities;

(v)	regulated investment companies or real estate investment trusts and shareholders of such entities;

(vi)	partnerships (or other flow-through entities for U.S. federal income tax purposes) and their partners or members;

(vii)	traders in securities;

(viii)	persons whose “functional currency” is not the U.S. dollar;

(ix)	persons holding Common Shares as a position in a hedging transaction, “straddle,” “conversion transaction,” “constructive sale,” “wash sale,” “synthetic security” or other integrated or risk reduction transaction;

(x)	persons who acquired their Common Shares in connection with employment or other performance of services;

(xi)	persons subject to the alternative minimum tax;

(xii)	U.S. expatriates;

(xiii)	controlled foreign corporations or passive foreign investment companies; and

(xiv)	persons that are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements. In addition, this summary does not address the tax consequences arising under the laws of any non-U.S. or U.S. state or local jurisdiction or U.S. federal tax consequences other than federal income taxation.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.

EACH HOLDER OF COMMON SHARES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE SHARE CONSOLIDATION TO SUCH HOLDER.

The proposed Share Consolidation should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a holder of Common Shares generally should not recognize gain or loss for U.S. federal income tax purposes as a result of such holder’s exchange of pre-consolidation Common Shares for post-consolidation Common Shares in connection with the proposed Share Consolidation. A holder’s aggregate adjusted tax basis in post-consolidation Common Shares received pursuant to the proposed Share Consolidation should equal the aggregate adjusted tax basis of the pre-consolidation Common Shares exchanged therefor. Additionally, a holder’s holding period in post- consolidation Common Shares received pursuant to the proposed Share Consolidation should include the holding period in pre-consolidated Common Shares exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of stock surrendered in a recapitalization to shares received in the recapitalization. Holders of Common Shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such Common Shares. This discussion should not be considered as tax or investment advice, and the tax consequences of the proposed Share Consolidation may not be the same for all holders of Common Shares.

RISKS OF THE SHARE CONSOLIDATION

No Guarantee of an Increased Share Price or Improved Trading Liquidity

Reducing the number of issued and outstanding Common Shares through the Share Consolidation is intended, absent other factors, to increase the per-share trading price of the post-consolidation Common Shares. However, the trading price of the Common Shares will also be affected by Sangoma’s financial and operational results, financial position, including liquidity and capital resources, industry conditions, the market’s perception of its business and other factors, which are unrelated to the number of Common Shares outstanding.

Having regard to these other factors, there can be no assurance that the trading price of the Common Shares will increase following the implementation of the Share Consolidation or, if increased, that the increase will be between two and twenty times, as applicable, based on the Consolidation Ratio determined by the Board, or that such trading price will be maintained for any period of time.

There can also be no assurance that the implementation of the Share Consolidation will, in and of itself, guarantee Sangoma’s ability to list the Common Shares on a U.S. stock exchange.

Although Sangoma believes that establishing a higher trading price for the Common Shares could increase investment interest for the Common Shares by potentially expanding the pool of investors that may consider investing, there is no assurance that implementing the Share Consolidation will achieve this result.

If the Share Consolidation is implemented and the trading price of the Common Shares (adjusted to reflect the Consolidation Ratio determined by the Board) declines, the percentage decline as an absolute number and as a percentage of Sangoma’s overall market capitalization may be greater than would have occurred if the Share Consolidation had not been implemented. Both Sangoma’s total market capitalization and the adjusted trading price of the Common Shares following the Share Consolidation may be lower than they were before the Share Consolidation took effect. The decreased number of Common Shares outstanding after the Share Consolidation is implemented could adversely affect the liquidity of the Common Shares.

Shareholders May Hold Odd Lots Following the Share Consolidation

The Share Consolidation may result in some holders of Common Shares owning “odd lots” of fewer than 100 Common Shares on a post-consolidation basis. Odd lot Common Shares may be more difficult to sell, or may attract greater transaction costs per Common Share to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 Common Shares. If the Share Consolidation results in a substantial number of holders of Common Shares holding an odd lot of Common Shares, it could adversely affect the liquidity of the Common Shares.

APPROVAL OF SHARE CONSOLIDATION

At the Meeting, shareholders will be asked to consider and approve a special resolution, in substantially the following form, in order to approve the Share Consolidation.

“IT IS THEREFORE RESOLVED, as a special resolution of the shareholders of Sangoma Technologies Corporation (the “Corporation”):

1.	Subject to final approval of the TSX Venture Exchange, the board of directors of the Corporation (the “Board”) is hereby authorized to determine, in its sole discretion, a consolidation ratio within the range of one post-consolidation share of the Corporation for every two to twenty pre-consolidation shares of the Corporation of the same class (the “Consolidation Ratio”), and the Corporation is hereby authorized to change the number of the issued and outstanding common shares of the Corporation (“Common Shares”) pursuant to the Business Corporations Act (Ontario) by consolidating the issued and outstanding Common Shares on the basis of such Consolidation Ratio (the “Share Consolidation”), which Share Consolidation will become effective on a date in the future to be determined by Board, but in any event not later than one year after the date on which this resolution is approved, subject to the Board’s authority to decide not to proceed with the Share Consolidation.

2.	The consummation of the Share Consolidation will be completed in a manner such that no fractional Common Shares will be issued in connection with the Share Consolidation and, in the event a shareholder would otherwise be entitled to receive a fractional Common Share in connection with the Share Consolidation, the number of Common Shares to be received by such shareholder shall be rounded down to the next lowest whole number of Common Shares.

3.	Any one director or officer of the Corporation be and is hereby authorized to send to the Director appointed under the Business Corporations Act (Ontario) Articles of Amendment of the Corporation in the prescribed form, and any one or more directors are hereby authorized to prepare, execute and file Articles of Amendment in the prescribed form in order to give effect to this special resolution, and to execute and deliver all such other deeds, documents and other writings and perform such other acts as may be necessary or desirable to give effect to this special resolution.

4.	Notwithstanding that this resolution has been passed by the shareholders of the Corporation, the approval of the Share Consolidation is conditional upon receipt of final approval from the TSX Venture Exchange, and the Board be and it is hereby authorized, in its sole discretion, to revoke this special resolution in whole or in part at any time prior to its being given effect without further notice to, or approval of, the holders of Common Shares.”

Approval of the Share Consolidation requires that the resolution be passed by a majority of not less than two-thirds (2/3) of the votes cast by Shareholders that are present in person or represented by proxy at the Meeting.

The Board recommends that Shareholders vote in favour of the special resolution. In the absence of contrary instruction, the persons named in the accompanying form of proxy intend to vote FOR the special resolution to approve the Share Consolidation.

OTHER INFORMATION

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as disclosed in this Information Circular, no director or executive officer of the Corporation at any time since the beginning of the Corporation’s last fiscal year, or any associate or affiliate of any such persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Interest of Informed Persons in Material Transactions

No “informed person” of Sangoma (as such term is defined in National Instrument 51-102 - Continuous Disclosure Obligations), or any associate or affiliate of any informed person, has had any material interest in any transaction, or proposed transaction, which has materially affected or would materially affect Sangoma or any of its subsidiaries since the commencement of the most recently completed financial year of Sangoma, except as disclosed below and elsewhere in this Information Circular.

There are potential conflicts of interest to which the directors and officers of the Corporation may be subject in connection with the operations of the Corporation. Some of the directors and officers of the Corporation are engaged and will continue to be engaged in other business opportunities on their own behalf and on behalf of other corporations, and situations may arise where such directors and officers will be in competition with the Corporation. Individuals concerned shall be governed in any conflicts or potential conflicts by applicable law and internal policies of the Corporation.

Indebtedness of Directors and Executive Officers

Sangoma is not aware of any individuals who are, or who at any time during the most recently completed financial year were, a director or executive officer of Sangoma, a proposed nominee for election as a director of Sangoma, or an associate of any of those directors, executive officers or proposed nominees, who are, or have been at any time since the beginning of the most recently completed financial year of Sangoma, indebted to Sangoma or any of its subsidiaries or whose indebtedness to another entity is, or at any time since the beginning of the most recently completed financial year of Sangoma has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Sangoma or any of its subsidiaries.

Management Contracts

There are no management functions of the Corporation or any of its subsidiaries which are, to any substantial degree, performed other than by the directors or executive officers (or private companies controlled by them, either directly or indirectly) of the Corporation or its subsidiaries.

Auditor, Transfer Agent and Registrar

The Corporation’s external auditors are MNP LLP, located at 111 Richmond Street West Suite 300 Toronto, Ontario, M5H 2G4.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.

Other Material Facts

Sangoma is not aware of any material facts concerning the securities of Sangoma or any other matter not described in this Information Circular that has not been previously disclosed and is known to Sangoma but which would reasonably be expected to affect the decision of Shareholders with respect to the matters to be voted upon at the Meeting.

Additional Information

Additional financial information is provided in Sangoma’s comparative financial statements and management’s discussion and analysis (“MD&A”) for the year ended June 30, 2020. Copies of Sangoma’s financial statements and MD&A are available on written request to Sangoma at 100 Renfrew Drive, Suite 100, Markham, Ontario L3R 9R6, Attention: Chief Financial Officer. Additional information relating to Sangoma is available on SEDAR at www.sedar.com.

APPROVAL OF THE DIRECTORS

The Sangoma Board has approved the contents and the sending of this Information Circular.

DATED at the City of Markham, in the Province of Ontario, this 25th day of August, 2021.

BY ORDER OF THE BOARD OF
DIRECTORS OF SANGOMA
TECHNOLOGIES CORPORATION

(signed) “William Wignall”
William Wignall
President and Chief Executive Officer